RETENTION BONUS AWARD AGREEMENT

BETWEEN THE SOUTH FINANCIAL GROUP

AND [EXECUTIVE]

This Retention Bonus Award Agreement (this “Agreement”) is made and entered into as of this _____ day of _____________, 2008, by and between [Executive] (the “Executive”) and The South Financial Group, Inc., a South Carolina corporation and financial institution holding company headquartered in Greenville, South Carolina (the “Company”). As used herein, the term “Company” shall include the Company and any and all of its subsidiaries where the context so applies.

W I T N E S S E T H

WHEREAS the Company has determined to pay a cash bonus to Executive if Executive remains employed by the Company (subject to certain exceptions) through December 31, 2009, in accordance with the terms of this Agreement; and

WHEREAS Executive desires to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, the Company and Executive agree as follows:

1.             Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

1.1	“Agreement” has the meaning set forth in the preamble.

1.2           “Cause” has the meaning set forth in Section 2 of the Noncompetition, Severance and Employment Agreement.

1.3	“Code” means the Internal Revenue Code of 1986, as amended.
1.4	“Company” has the meaning set forth in the preamble.

1.5           “Disability” has the meaning set forth in Section 2 of the Noncompetition, Severance and Employment Agreement.

1.6           “Involuntary Termination” has the meaning set forth in Section 2 of the Noncompetition, Severance and Employment Agreement.

1.7           “Noncompetition, Severance and Employment Agreement” means the Amended and Restated Noncompetition, Severance and Employment Agreement Between Carolina First Bank and [Executive], dated February 25, 2008.

1.8           “Retention Bonus” means the cash award that may be paid to Executive pursuant to the terms of Section 2 below.

1.9           “Supplemental Retirement Agreement” means The South Financial Group Supplemental Executive Retirement Agreement Between The South Financial Group, Inc. and [Executive], dated _________, 200_.

2.	Terms of Retention Bonus.

2.1           Eligibility; Form and Time of Payment. If Executive remains employed by the Company until December 31, 2009, the Company shall pay a Retention Bonus to Executive in the amount of $500,000, which shall be paid to Executive in a lump sum payment on January 1, 2010 (or as soon as practicable thereafter but in all events no later than January 31, 2010).

2.2           Termination of Employment. If Executive’s employment with the Company is terminated (i) by the Company for Cause prior to the payment date of the Retention Bonus, (ii) by Executive for any reason (other than an Involuntary Termination) prior to December 31, 2009, (iii) by the Company due to Executive’s Disability prior to December 31, 2009, or (iv) as a result of Executive’s death prior to December 31, 2009, Executive shall forfeit his right to the Retention Bonus hereunder. If Executive’s employment with the Company is terminated before December 31, 2009 (i) by the Company without Cause (other than due to Disability), or (ii) by Executive as an Involuntary Termination, the full amount of the Retention Bonus under Section 2.1 above shall be paid in a lump sum payment to Executive on the date of

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Executive’s termination of employment with the Company (or as soon as practicable thereafter but in all events no later than 30 days following Executive’s termination of employment).

3.             No Effect Under Other Plans. Notwithstanding anything to the contrary in any other plan, agreement or arrangement of the Company pursuant to which Executive has, may have, or may in the future have, any rights, including but not limited to Executive’s Noncompetition, Severance and Employment Agreement, the 2005 Deferred Compensation Plans and Supplemental Retirement Agreement (collectively, all such plans, agreements and arrangements, the “Other Plans”), the Retention Bonus shall not be taken into account or in any way treated as compensation or a bonus earned or potentially earned for any purpose under the Other Plans, including but not limited to for purposes of (i) determining the amount of any payment or benefit thereunder, or (ii) any provision providing for the vesting or accelerated payment of any payment or benefit; provided, however, that this Section 3 shall not apply to Section 7 of the Executive’s Noncompetition, Severance and Employment Agreement. This Section 3 shall be deemed to amend each Other Plan. The “Other Plans” shall not include any employee benefit plan of the Company which is intended to be “qualified” under Section 401(a) of the Code.

4.	Miscellaneous.

4.1           Tax Withholding. Amounts payable hereunder shall be subject to all applicable tax withholding.

4.2           Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, without regard to principles of conflicts of laws.

4.3           Unfunded Arrangement. The Executive is a general unsecured creditor of the Company for the payment of any amounts under this Agreement. The amounts payable hereunder represent the mere promise by the Company to pay such amounts. The rights to amounts hereunder are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive.

4.4           Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

4.5           Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

4.6           Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

4.7           Section 409A. This Agreement is intended to comply with (or be exempt from) Section 409A of the Code to the extent applicable, and this Agreement shall be administered and interpreted accordingly. In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. References herein to termination of employment shall be interpreted to mean a “separation from service” within the meaning of Section 409A of the Code. To the minimum extent required to comply with Section 409A of the Code, in the event Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), amounts that would otherwise be payable hereunder during the six-month period immediately following the date of termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EXECUTIVE	THE SOUTH FINANCIAL GROUP, INC.

By:
Title:

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